Exhibit 10.3

RLJ LODGING TRUST

2015 EQUITY INCENTIVE PLAN

SHARE UNITS AGREEMENT

RLJ Lodging Trust, a Maryland real estate investment trust (the “Company”), hereby grants share units (“Share Units”) for common shares of its beneficial interests, par value $0.01 (“Shares”) to the Grantee named below, subject to the vesting and other conditions set forth below.  Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (collectively, the “Agreement”) and in the Company’s 2015 Equity Incentive Plan (as amended from time to time, the “Plan”).

Name of Grantee:

Last Four Digits of Grantee’s Social Security Number:

Number of Share Units:

Grant Date:

Vesting Schedule:	[ ]

Purchase Price per Share:	$0.01 (par value)

By your signature below, you agree to all of the terms and conditions described herein, in the attached Agreement and in the Plan, a copy of which is also attached.  You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this cover sheet or Agreement should appear to be inconsistent.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)

Name:

Title:

Attachment

This is not a share certificate or a negotiable instrument.

RLJ LODGING TRUST

2015 EQUITY INCENTIVE PLAN

SHARE UNITS AGREEMENT

Share Units

This Agreement evidences an award of Shares in the number set forth on the cover sheet and subject to the vesting and other conditions set forth herein, in the Plan and on the cover sheet (the “Share Units”).  The purchase price is deemed paid by your [prior] Service.

Transfer of Unvested Share Units

Unvested Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, whether by operation of law or otherwise, nor may the Share Units be made subject to execution, attachment or similar process.  If you attempt to do any of these things, the Share Units will immediately become forfeited.

Vesting

The Company will issue your Share Units in the name set forth on the cover sheet.

Your rights under this Share Units grant and this Agreement shall vest in accordance with the vesting schedule set forth on the cover sheet so long as you continue in Service on the vesting dates set forth on the cover sheet; provided however, that for purposes of vesting, fractional number of Shares shall be rounded down to the nearest whole number. You cannot vest in more than the number of Shares covered by your Share Units, as set forth on the cover sheet of this Agreement.

[Notwithstanding your vesting schedule, the Share Units will become 100% vested upon your termination of Service due to your death or Disability.]

Delivery

As your Share Units vest, the Company will issue the Shares to which the then vested Share Units relate.  The resulting aggregate number of vested Shares will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this grant.

[Change in Control

Notwithstanding the vesting schedule set forth above, upon the consummation of a Change in Control, the Share Units will become 100% vested (i) if the Share Units are not assumed, or equivalent restricted securities are not substituted for the Share Units by the Company or its successor, or (ii) if assumed or substituted for, upon your Involuntary Termination within the 12-month period following the consummation of the Change in Control.

“Involuntary Termination” means termination of your Service by reason of (i) your involuntary dismissal by the Company or its successor for reasons other than Cause; or (ii) your voluntary resignation for Good Reason as defined in any applicable employment or severance agreement, plan, or arrangement between you and the Company, or if none, then as set forth in the Plan following (x) a substantial adverse alteration in your title or responsibilities from those in effect immediately prior to the Change in Control; (y) a reduction in your annual base salary as of immediately prior to the Change in Control (or as the same may be increased from time to time) or a material reduction in your annual target bonus opportunity as of immediately prior to the Change in Control; or (z) the relocation of your principal place of employment to a location more than 35 miles from your principal place of employment as of the Change in Control or the Company’s requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations as of immediately prior to the Change in Control.  To qualify as an “Involuntary Termination” you must provide notice to the Company of any of the foregoing occurrences within 90 days of the initial occurrence and the Company shall have 30 days to remedy such occurrence.]

Evidence of Issuance

The issuance of the Shares under the grant of Share Units evidenced by this Agreement shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, registration or issuance of one or more Share certificates.    You will have no further rights with regard to a Share Unit once the Share related to such Share Unit has been issued.

Forfeiture of Unvested Share Units

Unless the termination of your Service triggers accelerated vesting of your Share Units, or other treatment pursuant to the terms of this Agreement, the Plan, or any other written agreement between the Company or any Affiliate, as applicable, and you, you will immediately and automatically forfeit to the Company all of the unvested Share Units in the event you are no longer providing Service for any reason.

Forfeiture of Rights

If you should take actions in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate, or any confidentiality obligation with respect to the Company or any Affiliate, or otherwise in competition with the Company or any Affiliate, the Company has the right to cause an immediate forfeiture of your rights to the Share Units awarded under this Agreement and the Share Units shall immediately expire.

In addition, if you have vested in Share Units during the [three] year period prior to your actions, you will owe the Company a cash payment (or forfeiture of Shares) in an amount determined as follows: (1) for any Shares that you have sold prior to receiving notice from the Company, the amount will be the proceeds received from the sale(s), and (2) for any Shares that you still own, the amount will be the number of Shares owned times the Fair Market Value of the Shares on the date you receive notice from the Company (provided, that the Company may require you to satisfy your payment obligations hereunder either by forfeiting and returning to the Company the Share Units or any other Shares or making a cash payment or a combination of these methods as determined by the Company in its sole discretion).

Leaves of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law.  Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

Your employer may determine, in its discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan. Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Withholding Taxes

You agree as a condition of this grant that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting or receipt of the Share Units within a reasonable time period, or you shall forfeit the Shares. In the event that the Company or any Affiliate determines that any federal, state, local, or foreign tax or withholding payment is required relating to the vesting or receipt of Shares arising from this grant, the Company or any Affiliate shall have the right to (i) require you to tender a cash payment, (ii) deduct from payments of any kind otherwise due to you, (iii) permit or require you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the Shares to be delivered in connection with the Share Units to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Company or any Affiliate, or (iv) withhold the delivery of vested Shares otherwise deliverable under this Agreement to meet such obligations; provided that the Shares so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by Applicable Laws.

You agree that the Company or any Affiliate shall be entitled to use whatever method it may deem appropriate to recover such taxes. You further agree that the Company or any Affiliate may, as it reasonably considers necessary, amend or vary this Agreement to facilitate such recovery of taxes.

Retention Rights

This Agreement and the grant evidenced hereby do not give you the right to be retained by the Company or any Affiliate in any capacity. Unless otherwise specified in an employment or other written agreement between the Company or any Affiliate and you, the Company or any Affiliate reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights

You, or your estate or heirs, do not have any of the rights of a shareholder with respect to any vested or unvested Share Units until the Shares have been issued to you and either a certificate evidencing your Shares have been issued or an appropriate entry has been made on the Company’s books.

Clawback

This Award is subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company “clawback” or recoupment policy that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and you are subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of this Award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

[Notwithstanding any other provision of the Plan or any provision of this Agreement, if the Company is required to prepare an accounting restatement, then you shall forfeit any cash or Shares received in connection with this Award (or an amount equal to the fair market value of such Shares on the date of delivery if you no longer hold the Shares) if pursuant to the terms of this Agreement, the amount of the Award earned or the vesting in the Award was explicitly based on the achievement of pre-established performance goals set forth in this Agreement (including earnings, gains, or other criteria) that are later determined, as a result of the accounting restatement, not to have been achieved.] [Include if any performance goals are included in award]

Applicable Law

This Agreement will be interpreted and enforced under the laws of the state of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Corporate Activity	Your grant shall be subject to the terms of any applicable agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

The Plan

The text of the Plan is incorporated in this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant.  Any prior agreements, commitments or negotiations concerning this grant are superseded; except that any written employment or consulting, and/or severance agreement between you and the Company or an Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

Data Privacy

In order to administer the Plan, the Company may process personal data about you.  Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data.

Notice Delivery

By accepting these Share Units, you agree that notices may be given to you in writing either at your home address as shown in the records of the Company or an Affiliate or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the Company’s or an Affiliate’s, as applicable, normal process for communicating electronically with its employees.

Code Section 409A

It is intended that this Award comply with Code Section 409A or an exemption to Code Section 409A.  To the extent that the Company determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax.  The nature of any such amendment shall be determined by the Company. For purposes of this Award, a termination of employment only occurs upon an event that would be a Separation from Service within the meaning of Code Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither the Company, its Affiliates, the Board, nor the Committee will have any liability to you for such tax or penalty.

By signing this Agreement, you agree to all of the terms and conditions described above and in the Plan.